PROSPECTUS SUPPLEMENT
(To Prospectus dated July 28, 1997)

LOGO
IRVINE APARTMENT COMMUNITIES, L.P.

$250,000,000
Medium-Term Notes, Series A
Due Nine Months or More from Date of Issue

Irvine Apartment Communities, L.P. (the "Operating Partnership") may offer from time to time up to $250,000,000 aggregate initial offering price of its Medium-Term Notes, Series A Due Nine Months or More from Date of Issue (the "Notes"). Such aggregate initial offering price is subject to reduction as a result of the sale by the Operating Partnership of other Debt Securities described in the accompanying Prospectus. Each Note will mature on any day nine months or more from the date of issue, as specified in the applicable pricing supplement hereto (each, a "Pricing Supplement"), and may be subject to redemption at the option of the Operating Partnership or repayment at the option of the holder thereof, in each case, in whole or in part, prior to its Stated Maturity Date, as specified in the applicable Pricing Supplement. The Notes will be issued in minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, Notes will bear interest at fixed rates ("Fixed Rate Notes") or at floating rates ("Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and whether the rate of interest thereon is determined by reference to one or more of the CD Rate, the CMT Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier. Interest on each Floating Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable monthly, quarterly, semiannually or annually in arrears, as specified in the applicable Pricing Supplement, and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement. Interest on each Fixed Rate Note will accrue from its date of issue and will be payable in arrears as specified in the applicable Pricing Supplement and on the Maturity Date. Notes may also be issued that do not bear any current interest or that bear interest at a below market rate. See "Description of Notes."

Each Note will be issued in fully registered book-entry form (a "Book-Entry Note") or certificated form (a "Certificated Note"), as specified in the applicable Pricing Supplement. Each Book-Entry Note will be represented by one or more fully-registered global securities (the "Global Securities") deposited with or on behalf of The Depository Trust Company ("DTC") and registered in the name of DTC or DTC's nominee. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to its participants) and DTC's participants (with respect to beneficial owners).

SEE "RISK FACTORS" ON PAGE S-3 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY PRICING SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------------------------
                                      PRICE TO                AGENTS' DISCOUNT               PROCEEDS TO OPERATING
                                     PUBLIC(1)              AND COMMISSIONS(1)(2)              PARTNERSHIP(1)(3)
-------------------------------------------------------------------------------------------------------------------------
Per Note                      100%                     .125% - .750%                   99.875% - 99.250%
-------------------------------------------------------------------------------------------------------------------------
Total                         $250,000,000             $312,500 - $1,875,000           $249,687,500 - $248,125,000
-------------------------------------------------------------------------------------------------------------------------

(1) If the Operating Partnership issues any Note at a discount from or at a premium over its principal amount, the Price to Public of any Note issued at a discount or premium will be set forth in the applicable Pricing Supplement. The Operating Partnership will pay a commission to the applicable Agent, ranging from .125% to .750% of the principal amount of any Note, depending upon its stated maturity, sold through such Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through such Agent will be negotiated between the Operating Partnership and such Agent at the time of such sale. See "Supplemental Plan of Distribution."
(2) The Operating Partnership and Irvine Apartment Communities, Inc., the sole general partner of the Operating Partnership, have agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Supplemental Plan of Distribution."
(3) Before deducting expenses payable by the Operating Partnership estimated at $700,000.

The Notes are being offered on a continuous basis by the Operating Partnership to or through the Agents. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange or quoted in any inter-dealer quotation system and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes or that there will be liquidity in such market if one develops. The Operating Partnership reserves the right to cancel or modify the offer made hereby without notice. The Operating Partnership or an Agent, if it solicits the offer on an agency basis, may reject any offer to purchase Notes in whole or in part. See "Supplemental Plan of Distribution."

J.P. MORGAN & CO.
              GOLDMAN, SACHS & CO.
                            MERRILL LYNCH & CO.
                                        MORGAN STANLEY DEAN WITTER
April 9, 1998

CERTAIN PERSONS PARTICIPATING IN AN OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, AN AGENT MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET INCLUDING FOR THE PURPOSE OF COVERING SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."

No dealer, salesperson, or any other individual has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus Supplement, the applicable Pricing Supplement or the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Operating Partnership or the Agents. This Prospectus Supplement, the applicable Pricing Supplement and the Prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Notes offered hereby and thereby or an offer to sell or a solicitation of an offer to buy such Notes in any jurisdiction by any persons not authorized or qualified to make such offer or solicitation or to any persons to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement, the applicable Pricing Supplement or the Prospectus, nor any sale made hereunder or thereunder, shall, under any circumstances, create any implication that there has been no change in the affairs of the Operating Partnership since the date hereof or thereof or that the information herein or therein is correct as of any time subsequent to the date of such information.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Risk Factors................................................   S-3
Description of Notes........................................   S-7
Certain United States Federal Income Tax Consequences.......  S-25
Supplemental Plan of Distribution...........................  S-29
Experts.....................................................  S-31
Legal Matters...............................................  S-31

                                   PROSPECTUS

Available Information.......................................     2
Incorporation of Certain Information by Reference...........     3
The Operating Partnership...................................     4
Use of Proceeds.............................................     4
Consolidated Ratios of Earnings to Fixed Charges............     5
Description of the Debt Securities..........................     5
Plan of Distribution........................................     9
Experts.....................................................    10
Legal Matters...............................................    10

                                  RISK FACTORS

FACTORS RELATING TO REAL ESTATE OPERATIONS AND DEVELOPMENT

General
Real property investments are subject to varying degrees of risk. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties as well as the expenses incurred. If the Properties (as defined in the accompanying Prospectus) do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, the Operating Partnership's income and ability to service its debt, including the Notes, and other obligations will be adversely affected. In addition, the Properties consist primarily of rental apartment communities geographically concentrated in Orange County. Income from and the performance of the Properties located on the Irvine Ranch (the "Irvine Ranch Properties") may be adversely affected by the general economic climate in Orange County, including unemployment rates and local conditions such as the supply of and demand for apartments in the area, the attractiveness of these Properties to residents, zoning or other regulatory restrictions, competition from other available apartments and alternative forms of housing, the affordability of single family homes, the ability of the Operating Partnership to provide adequate maintenance and insurance and the potential of increased operating costs (including real estate taxes). Certain significant expenditures associated with an investment in real estate (such as mortgage and other debt payments, real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in revenue from the investment. In addition, income from properties and real estate values are also affected by a variety of other factors, such as governmental regulations and applicable laws (including real estate, zoning and tax laws), interest rate levels and the availability of financing. The Irvine Ranch Properties in the aggregate historically have generated positive cash flow from operations; however, no assurance can be given that such will be the case in the future.

In 1997, the Operating Partnership commenced an "off-Ranch" expansion program through the acquisition of rights to purchase three apartment community development sites located in Northern California's Silicon Valley. The Operating Partnership commenced construction of a 342-unit apartment community on one of such sites in May 1997 and in October 1997, the Board of Directors of Irvine Apartment Communities, Inc. (the "Company"), the sole general partner of the Operating Partnership, authorized, subject to receipt of necessary entitlements, the acquisition of another of the development sites. Construction of an apartment community of approximately 155 units on this site is expected to commence in the first half of 1998. On June 30, 1997, the Operating Partnership acquired an existing 923-unit apartment community located in Northern San Diego County. In addition, in the fourth quarter of 1997, the Operating Partnership purchased two development sites in Northern San Diego County for the construction of two apartment communities of approximately 326-units and 232-units. Subject to receipt of necessary entitlements, construction of these apartment communities is expected to commence in the first half of 1998. These new Properties represent the Operating Partnership's first strategic expansion off the Irvine Ranch and the Operating Partnership may make additional investments in California in the future. The development, construction and operation of rental apartment communities in such new markets may present risks different from or in addition to the risks discussed above related to the Irvine Ranch Properties which are located entirely in Orange County. For jurisdictions off the Irvine Ranch, local jurisdiction approvals with respect to entitlements may impose requirements and conditions different from those applicable to the Irvine Ranch. No assurance can be given that the Operating Partnership will be successful in pursuing any additional "off-Ranch" expansion or that any "off-Ranch" apartment communities will be successful.

Equity real estate investments, such as the investments made by the Operating Partnership in the Properties and any additional properties that may be developed or acquired by the Operating Partnership, are relatively illiquid. Such illiquidity limits the ability of the Operating Partnership to vary its portfolio in response to changes in economic or other conditions.

The Properties are subject to all operating risks common to apartment ownership in general. Such risks include: the Operating Partnership's ability to rent units at the Properties, including the 1,970 undelivered units in the eight communities under development as of the date of this Prospectus Supplement; competition from other apartment communities; excessive building of comparable properties which might adversely affect apartment occupancy or rental rates; increases in operating costs due to inflation and other factors, which increases may not necessarily be offset by increased rents; increased affordable housing requirements that might adversely affect rental rates; inability or unwillingness of residents to pay rent increases; and future enactment of rent control laws or other laws regulating apartment housing, including present and possible future laws relating to access by disabled persons. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. If any of the above occurred, the Operating Partnership's ability to meet its debt service requirements, including with respect to the Notes, and other obligations could be adversely affected.

Real Estate Development and Acquisition
A primary focus of the Operating Partnership is on development of new apartment communities on sites acquired or that may be acquired in the future primarily from The Irvine Company, although the Operating Partnership also plans to develop new rental apartment communities on sites acquired or that may be acquired in the future from third parties. The Operating Partnership has also acquired and may continue to acquire completed rental apartment communities. The real estate development business involves significant risks in addition to those involved in the ownership and operation of established apartment communities, including the risks that specific project approvals may take more time and resources to obtain than expected, that construction may not be completed on schedule or budget and that apartment communities may not achieve anticipated rent or occupancy levels. In addition, if long-term debt or equity financing is not available on acceptable terms to refinance new development or acquisitions undertaken without long-term financing, further development activities or acquisitions might be curtailed or cash available for debt service and other obligations might be adversely affected.

The development of apartment communities both on and off the Irvine Ranch requires the investment of funds, sometimes in substantial amounts, prior to the completion of necessary due diligence and/or the receipt of necessary entitlements for the acquisition of a land site or an apartment community. In addition, as of the date of this Prospectus Supplement the Operating Partnership has entered into agreements giving it the right, but not the obligation, to acquire land sites in Northern California for the development of over 3,000 apartment units, subject to the receipt of necessary entitlements. If such entitlements are not obtained, or if for any other reason any projects are abandoned, the associated costs would be expensed. While the Operating Partnership seeks to mitigate such risk and has not written off significant amounts to date, no assurance can be given that it will not be required to do so in the future.

Insurance
The Operating Partnership carries comprehensive liability, fire, extended coverage and rental loss insurance covering all of the Properties, with policy specifications and insured limits which the Operating Partnership believes are adequate and appropriate under the circumstances. There are, however, certain types of losses (such as from earthquakes) that are not generally insured because they are either uninsurable or not economically insurable. The Operating Partnership does not carry earthquake insurance on any of the Properties. Should an uninsured loss or a loss in excess of insured limits occur, the Operating Partnership could lose its capital invested in the Property, as well as anticipated future revenues from the Property and, in the case of debt which is recourse to the Operating Partnership, would remain obligated for any mortgage debt or other financial obligations related to such Property. Any such loss would adversely affect the Operating Partnership. In addition, in light of the California earthquake risk, California building codes since the early 1970s have established construction standards for all newly built and renovated buildings, including apartment buildings, the current and strictest construction standards having been adopted in 1984. As of the date of this Prospectus Supplement, thirty-two of the Operating Partnership's 51 existing communities (representing approximately 69% of the units in the existing communities) have been completed and occupied since January 1, 1985 and the Operating Partnership believes that all of the existing communities were constructed, and all of the communities under construction are being constructed, in full compliance with the applicable standards existing at the time of construction. While earthquakes have occurred from time to time in California, the Operating Partnership has not experienced any material losses as a result of earthquakes. No assurance can be given that this will be the case in the future.

CONFLICTS OF INTEREST

The Company has adopted certain policies and entered into certain agreements with The Irvine Company and Donald Bren designed to eliminate or minimize potential conflicts of interest. The Board of Directors of the Company has adopted a policy and has provided in the Company's Bylaws that no transaction between the Company or the Operating Partnership on the one hand and The Irvine Company, affiliates of The Irvine Company or Mr. Bren on the other hand may be entered into without the approval of the Independent Directors Committee of the Company's Board of Directors. Members of the Independent Directors Committee are unaffiliated with The Irvine Company. In addition, the Independent

Directors Committee engages an independent consultant to assist it in evaluating all land transactions with The Irvine Company. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts and, if they are not successful, decisions could be made that might fail to reflect fully the interests of the Operating Partnership.

Exclusive Land Rights; Non-Competition Arrangements
Purchases of properties by the Operating Partnership from The Irvine Company under the Land Rights Agreement may be made only with the approval of a majority of the Independent Directors Committee. The Irvine Company determines which land is designated for apartment community development in accordance with the Master Plan for the Irvine Ranch, and therefore which land is eligible for purchase by the Operating Partnership pursuant to the Land Rights Agreement. No assurance can be given that The Irvine Company will entitle land for development of additional apartment communities at a rate consistent with prior development. Before an apartment may be developed on the Irvine Ranch, The Irvine Company must obtain related entitlements. The Irvine Company controls the application for related entitlements and also has certain approval rights with respect to the architectural design and physical layout of the rental apartment communities. The applications for related entitlements will be obtained independently by The Irvine Company. The discretionary nature of approval for related entitlements, together with the variety of concerns which may be raised by government officials and public interest groups during the approval process, may adversely affect The Irvine Company's ability to entitle future apartment sites and offer them to the Operating Partnership for development. Thus, the Operating Partnership's ability to develop future properties on the Irvine Ranch may be delayed, reduced or prevented. The Irvine Company and Mr. Bren have agreed not to directly or indirectly acquire or develop, or acquire an equity ownership interest in any entity that has an ownership interest in, any apartment community, whether on or off the Irvine Ranch. The prohibition on The Irvine Company and Mr. Bren from developing apartment communities on the Irvine Ranch will terminate on July 31, 2020. The Irvine Company and Mr. Bren will remain prohibited from engaging in any such activity off the Irvine Ranch until the following two conditions are satisfied: (i) no nominee of The Irvine Company is a member of the Company's Board of Directors and (ii) The Irvine Company and certain related persons beneficially own less than 20% of the outstanding Common Stock of the Company in the aggregate (including for these purposes shares of Common Stock issuable upon exercise of rights to exchange units of common limited partnership interests in the Operating Partnership ("Common L.P. Units") subject to the ownership limit provision applicable to The Irvine Company under the Company's Articles of Amendment and Restatement (the "Articles of Incorporation")). As of March 31, 1998, The Irvine Company beneficially owned 2,069,309 shares of Common Stock of the Company and 24,771,968 common limited partnership interests in the Operating Partnership ("Common L.P. Units") exchangeable for Common Stock of the Company on a one-for-one basis, subject to adjustment, and 106,696 Common L.P. Units which are not exchangeable for Common Stock of the Company absent shareholder approval. The Land Rights Agreement may be terminated earlier upon the occurrence of any of the following events, none of which are within the control of The Irvine Company: (i) the failure of the shareholders of the Company to elect as directors of the Company the number of directors The Irvine Company is entitled to nominate, (ii) the failure of the Company's Board of Directors to elect a person designated by The Irvine Company to fill a vacancy created by the departure from the Board (for any reason) of a director designated by The Irvine Company and (iii) during the period that The Irvine Company has the right to nominate three persons to the Board of Directors of the Company, the provisions of the Company's Articles of Incorporation and Bylaws requiring the approval of directors of the Company representing more than 75% of the Company's Board of Directors as a whole to take certain actions are repealed, modified, or amended without the prior written consent of The Irvine Company. If the Land Rights Agreement is terminated as a result of the occurrence of one of these events, the Operating Partnership would no longer have an option to acquire apartment community land sites from The Irvine Company and The Irvine Company and Mr. Bren would no longer be prohibited from acquiring or developing, or acquiring an equity ownership interest in any entity that has an ownership interest in, apartment communities on or off the Irvine Ranch in competition with the Operating Partnership. Accordingly, the termination of the Land Rights Agreement would likely have a material adverse effect on the future development activities of the Operating Partnership on the Irvine Ranch.

Other Business Activities of The Irvine Company
The Irvine Company has significant business interests in developed industrial, commercial and other properties and in the future development of such properties on the Irvine Ranch, the value of which exceeds the value of its aggregate interest in the Company and the Operating Partnership. The feasibility and development of other apartment communities by the Operating Partnership on the Irvine Ranch may be affected by the feasibility and development of commercial, industrial and residential for-sale properties by The Irvine Company on the Irvine Ranch. No assurance can be given that The Irvine Company will not determine that certain potential apartment community sites on undeveloped portions of the Irvine Ranch should be developed as single family, for-sale homes or condominiums or as industrial or commercial properties.

RISKS ASSOCIATED WITH DEBT FINANCING

When possible, the Operating Partnership seeks to use leverage to increase the rate of return on its investments and to allow the Operating Partnership to make more investments than it otherwise could. Such use of leverage presents an element of risk in the event that the cash flow from the Operating Partnership's properties is insufficient to meet the Operating Partnership's debt service requirements (including with respect to the Notes). Subject to the limitations contained in the Indenture under which the Notes will be issued and the Operating Partnership's $250 million unsecured revolving credit facility (the "Credit Facility"), to the extent the Operating Partnership determines to obtain additional debt financing in the future, it may do so through mortgages on some or all of its Properties. As of December 31, 1997, $529.8 million of the Operating Partnership's outstanding debt was secured by mortgages. The existing mortgages, a substantial portion of which are cross-collateralized, are non-recourse to the Operating Partnership. Any future mortgages may be on recourse, non-recourse or cross-collateralized bases. To the extent indebtedness is cross-collateralized, lenders may seek to foreclose upon Properties which are not the primary collateral for their loans, which may, in turn, result in acceleration of other indebtedness secured by the Properties. Holders of indebtedness which is secured by any of the Properties will have a claim against such Properties which is senior to the claim of holders of the Notes. Foreclosure on Properties would result in a loss of income and asset value to the Operating Partnership.

The Credit Facility is guaranteed by the Company. The Notes will be senior unsecured indebtedness of the Operating Partnership, of which the Company is the general partner, but will not be guaranteed by the Company. As a result of the guarantee under the Credit Facility, such lenders may have prior claims to, and procedural advantages in respect of claims to, the assets, if any, owned directly by the Company.

LACK OF PUBLIC MARKET FOR THE NOTES

The Notes will not have an established trading market when issued, and there can be no assurance of a secondary market for the Notes or the liquidity of such market if one develops. See "Supplemental Plan of Distribution." The Operating Partnership does not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes in any inter-dealer quotation system.

No investor should purchase Notes unless such investor understands and is able to bear the risk that such Notes may not be readily saleable, that the value of Notes will fluctuate over time and that such fluctuations may be significant.

CREDIT RATINGS

The credit ratings assigned to the Operating Partnership's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of such Notes in light of their particular circumstances.

                              DESCRIPTION OF NOTES

The Notes will be issued as a separate series of Debt Securities (as defined in the accompanying Prospectus) under an Indenture, dated as of October 1, 1997, as amended, supplemented or modified from time to time (the "Indenture"), between the Operating Partnership and U.S. Bank Trust National Association, as trustee (the "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provision of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying Prospectus, the Notes or the Indenture, as the case may be. The term "Indenture Debt Securities" as used in this Prospectus Supplement, refers to all Debt Securities, including the Notes, issued and issuable from time to time under the Indenture. The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made.

The following description of Notes will apply to each Note offered hereby unless otherwise specified in the applicable Pricing Supplement.

GENERAL

The Notes will be direct, senior unsecured obligations of the Operating Partnership and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. The Notes will not be obligations of the Company. The Notes will be effectively subordinated to mortgage and other secured indebtedness of the Operating Partnership which encumber certain assets of the Operating Partnership. Accordingly, such prior indebtedness will have to be satisfied in full before Holders of the Notes (the "Holders") will be able to realize any value from encumbered properties. As of December 31, 1997, the Operating Partnership had $704.1 million of indebtedness (of which $529.8 million is secured by 41 of the Operating Partnership's properties).

The Indenture does not limit the aggregate initial offering price of Indenture Debt Securities that may be issued thereunder and Indenture Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate initial offering price from time to time authorized by the Operating Partnership for each series. The Operating Partnership may, from time to time, without the consent of the Holders, provide for the issuance of Notes, or other Indenture Debt Securities under the Indenture in addition to the $250 million aggregate initial offering price of Notes offered hereby. As of the date of this Prospectus Supplement, $100 million principal amount of 7% Notes due 2007 has been issued as a separate series under the Indenture.

The Notes are currently limited to up to $250 million aggregate initial offering price. The Notes will be offered on a continuous basis and will mature on any day nine months or more from their dates of issue (each, a "Stated Maturity Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes, as specified in the applicable Pricing Supplement. Notes may also be issued that do not bear any interest currently or that bear interest at a below market rate.

Interest rates offered by the Operating Partnership with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. The Notes will be denominated in, and payments of principal, premium, if any, and/or interest will be made in, United States dollars. References herein to "United States dollars," "U.S. dollars" and "U.S. $" are to the lawful currency of the United States of America (the "United States").

Purchasers are required to pay for the Notes in United States dollars.

Interest rates offered by the Operating Partnership with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Interest rates or formulas and other terms of Notes are subject to change by the Operating Partnership from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Operating Partnership.

Each Note will be issued in fully registered form as a Book-Entry Note or a Certificated Note. The authorized denomination of each Note will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement.

Payments of principal of, premium, if any, and interest on, Book-Entry Notes will be made by the Operating Partnership through the Paying Agent (as defined below) to DTC. See "-- Book-Entry Notes." In the case of Certificated Notes, payment of principal and premium, if any, due on the Stated Maturity Date or any prior date on which the principal, or an installment of principal, of each Certificated Note becomes due and payable, whether by the declaration of acceleration, notice of redemption at the option of the Operating Partnership, notice of the Holder's option to elect repayment or otherwise (the Stated Maturity Date or such prior date, as the case may be, is herein referred to as the "Maturity Date" with respect to the principal of the applicable Note repayable on such date) will be made in immediately available funds upon presentation and surrender thereof (or, in the case of any repayment on an Optional Repayment Date (as defined below), upon presentation and surrender thereof and a duly completed election form in accordance with the provisions described below) at the office or agency maintained by the Operating Partnership for such purpose in the Borough of Manhattan, in New York City. Such office or agency is maintained currently at the office of U.S. Bank Trust National Association (the "Paying Agent") on behalf of the Trustee at 100 Wall Street, New York, New York 10005. Payment of interest due on the Maturity Date of each Certificated Note will be made to the person to whom payment of the principal and premium, if any, shall be made. Payment of interest due on each Certificated Note on any Interest Payment Date (as defined below) other than the Maturity Date will be made at the office or agency referred to above maintained by the Operating Partnership for such purpose or, at the option of the Operating Partnership, may be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register of the Operating Partnership or at the option of the Company, by wire transfer to an account maintained by such person with a bank located in the United States. Notwithstanding the foregoing, a Holder of $10,000,000 or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments on any Interest Payment Date other than the Maturity Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Paying Agent not less than fifteen days prior to such Interest Payment Date. Any such wire transfer instructions received by the Paying Agent shall remain in effect until revoked by such Holder.

As used herein, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or the City of Los Angeles are authorized or required by law, regulation or executive order to close; provided, however, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day (as defined below). "London Business Day" means any day on which dealings in United States dollars are transacted in the London interbank market.

Book-Entry Notes may be transferred or exchanged only through DTC. See
"-- Book-Entry Notes." Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by the Operating Partnership for such purpose in the Borough of Manhattan in New York City. No service charge will be made by the Operating Partnership or the Trustee for any such registration of transfer or exchange of Notes, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

Notwithstanding any provisions described in this Prospectus Supplement to the contrary, if a Note specifies that an Addendum is attached thereto or that "Other/Additional Provisions" apply, such Note will be subject to the terms specified in such Addendum or "Other/Additional Provisions," as the case may be, and will be described in the applicable Pricing Supplement.

REDEMPTION AT THE OPTION OF THE OPERATING PARTNERSHIP

Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The applicable Pricing Supplement will indicate if the Notes will be redeemable prior to the Stated Maturity Date and the terms on which such Notes will be redeemable at the option of the Operating Partnership. If so specified, the Notes will be subject to redemption at the option of the Operating Partnership on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination), at the applicable Redemption Price (as defined below), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. Unless otherwise specified in the applicable Pricing Supplement, "Redemption Price," with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. See also "-- Original Issue Discount Notes."

REPAYMENT AT THE NOTEHOLDERS' OPTION; REPURCHASES BY THE OPERATING PARTNERSHIP

The applicable Pricing Supplement will indicate if the Notes will be repayable at the option of the Holders thereof on a date specified prior to the applicable Maturity Date and, unless otherwise specified in the Pricing Supplement, such Notes shall be repayable at a price equal to 100% of the principal amount thereof, together with unpaid interest accrued to the date of repayment.

In order for such a Note to be repaid, the Paying Agent must receive at least 30 days but not more than 60 days prior to the repayment date (i) such Note with the form entitled "Option to Elect Repayment" on the reverse of such Note duly completed or (ii) a telegram, telex, facsimile transmission, or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the Holder of such Note, the principal amount of such Note, the principal amount of such Note to be repaid, the certificate number or a description of the tenor and terms of such Note, a statement that the option to elect repayment is being exercised thereby, and a guarantee that such Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of such Note, will be received by the Paying Agent not later than the third Business Day after the date of such telegram, telex, facsimile transmission or letter; however, such telegram, telex, facsimile transmission, or letter shall only be effective if such Note and duly completed form are received by the Paying Agent by such third Business Day. Unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the Holder of a Note will be irrevocable. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note, but in that event, the principal amount of the Note remaining outstanding after repayment must be in an authorized denomination.

If a Note is represented by a Global Security, DTC's nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular Note, the Beneficial Owner (as defined below) of such Note must instruct the broker or other Direct Participant (as defined below) or Indirect Participant (as defined below) through which it holds an interest in such Note to notify DTC of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers. Accordingly, each Beneficial Owner should consult the broker or other Direct Participant or Indirect Participant through which it holds an interest in a Note in order to ascertain the deadline by which such all instruction must be given in order for timely notice to be delivered to DTC.

If applicable, the Operating Partnership will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with any such repayment.

The Operating Partnership may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Operating Partnership may, at the discretion of the Operating Partnership, be held, resold or surrendered to the Trustee for cancellation.

INTEREST

General
Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case, as specified in the applicable Pricing Supplement, until the principal thereof is paid or duly made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will equal the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment with respect to the applicable Note) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period").

Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any such Note originally issued between a Record Date (as defined below) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the Holder on such next succeeding Record Date. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

Fixed Rate Notes
Interest on Fixed Rate Notes will be payable in arrears as specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

Floating Rate Notes
Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. The applicable Pricing Supplement will specify certain terms with respect to which each Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Fixed Rate Commencement Date, if applicable, Fixed Interest Rate, if applicable, Interest Rate Basis or Bases, Initial Interest Rate, if any, Initial Interest Reset Date, Interest Reset Period and Dates, Interest Payment Period and Dates, Index Maturity, Maximum Interest Rate and/or Minimum Interest Rate, if any, and Spread and/or Spread Multiplier, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable Pricing Supplement will specify the Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

The interest rate borne by the Floating Rate Notes will be determined as follows:

          (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," or an "Inverse Floating Rate Note" or as having an Addendum attached or having "Other/Additional Provisions" apply relating to a different interest rate formula, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

          (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

          (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be
(i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include (i) the CD Rate, (ii) the CMT Rate, (iii) the Commercial Paper Rate, (iv) the Eleventh District Cost of Funds Rate, (v) the Federal Funds Rate,
(vi) LIBOR, (vii) the Prime Rate, (viii) the Treasury Rate, or (ix) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect on a Floating Rate Note for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate; provided, further, that with respect to a Floating Rate/Fixed Rate Note the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month); (iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided, however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a Floating Rate Note as to which the Treasury Rate is an applicable Interest Rate Basis and the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date and calculated on or prior to the Calculation Date (as defined below), except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be calculated as of such Interest Determination Date. The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day, immediately preceding the applicable Interest Reset Date; the "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate will be the last business day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as defined below), and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

A Floating Rate Note may also have either or both of the following: (i) a Maximum Interest Rate, or ceiling, that may accrue during any Interest Period and (ii) a Minimum Interest Rate, or floor, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and, in each case, on the Maturity Date. If any Interest Payment Date other than the Maturity Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent (with one-half cent being rounded upwards).

With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable Interest Period. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, U.S. Bank Trust National Association will be the "Calculation Agent" with respect to any Floating Rate Note. Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent shall determine each Interest Rate Basis in accordance with the following provisions.

CD Rate. Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or Composite Quotations, by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in New York City (which may include any of the Agents or their affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money center banks in the market for negotiable United States dollar certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

CMT Rate. Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week or month, as applicable, in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the

Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in New York City (which may include any of the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in New York City (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity and will use such quotations to calculate the CMT Rate as set forth above.

"Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service (or any successor service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

"Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either one, two, three, five, seven, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

Commercial Paper Rate. Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper -- Nonfinancial." In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be the Money Market Yield of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11.00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in New York City (which may include any of the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

"Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                          D X 360
                Money Market Yield =  ---------------  X 100
                                       360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the Interest Period for which interest is being calculated.

Eleventh District Cost of Funds Rate. Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate on such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date. If the FHLB of San Francisco fails to announce the Index on or prior to such Eleventh District Cost of Funds Rate Interest Determination Date for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

Federal Funds Rate. Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in New York City (which may include any of the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

LIBOR. Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

          (i) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in United States dollars having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in United States dollars having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear, or if no such rate appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in New York City, on such LIBOR Interest Determination Date by three major banks in New York City selected by the Calculation Agent for loans in United States dollars to leading European banks having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in United States dollars in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

"Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page or such service (or any successor service)) for the purpose of displaying the London interbank rates of major banks for United States dollars, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page or such service (or any successor service)) for the purpose of displaying the London interbank rates of major banks for United States dollars.

Prime Rate. Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in New York City selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in New York City by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

"Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or any successor service) or such other page as may replace the USPRIME1 Page on the Reuters Monitor Money Rates Service (or any successor service) for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "U.S. Government
Securities -- Treasury bills-Auction average" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Treasury Rate shall be the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include any of the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

AMORTIZING NOTES

The Operating Partnership may from time to time offer amortizing notes ("Amortizing Notes"). Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

ORIGINAL ISSUE DISCOUNT NOTES

The Operating Partnership may offer Notes ("Discount Notes") from time to time that have an issue price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e., par). Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of a Discount Note and par is referred to herein as the "Discount." In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the Holder of such Discount Note will be equal to the sum of: (i) the issue price (increased by any accruals of Discount) and, in the event of any redemption of such Discount Note (if applicable), multiplied by the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and (ii) any unpaid interest on such Discount Note accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity.

Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates for the applicable Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Discount Note and an assumption that the maturity of such Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for a Discount Note (the "Initial Period") is shorter than the compounding period for such Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "Certain United States Federal Income Tax Consequences" herein.

CERTAIN COVENANTS

Limitations on Incurrence of Indebtedness. The Operating Partnership will not, and will not permit any Subsidiary (as defined below) to, incur any Indebtedness (as defined below), if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (as defined below) is greater than 60% of the sum of (without duplication) (i) the Total Assets (as defined below) of the Operating Partnership and its Subsidiaries as of the end of the most recently completed calendar quarter of the Operating Partnership for which financial information is available prior to the incurrence of such additional Indebtedness and (ii) the purchase price or cost of any real estate assets or mortgages receivable acquired or developed, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable, to develop real estate assets or to reduce Indebtedness), by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

In addition to the foregoing limitation on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Encumbrance (as defined below) upon any of the property of the Operating Partnership or any Subsidiary if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of the Operating Partnership or any Subsidiary is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Operating Partnership and its Subsidiaries as of the end of the most recently completed calendar quarter of the Operating Partnership for which financial information is available prior to the incurrence of such additional Indebtedness and (ii) the purchase price or cost of any real estate assets or mortgages receivable acquired or developed, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable, to develop real estate assets or to reduce Indebtedness), by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

The Operating Partnership and its Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness (as defined below) of the Operating Partnership and its Subsidiaries on a consolidated basis.

In addition to the foregoing limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (iii) in the case of Acquired Indebtedness (as defined below) or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; (iv) in the case of any acquisition or disposition by the Operating Partnership or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation; and (v) Consolidated Interest Expense attributable to any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation (taking into account if such Person or any of its Subsidiaries is a party to an interest rate agreement or other interest protection agreement applicable to such floating rate Indebtedness if such agreement shall remain in effect for the twelve month period after the date of the transaction giving rise to the need to calculate the ratio of Consolidated Income Available for Debt Service to Annual Service Charge) had been the applicable rate for the entire period.

For the purposes of determining any particular amount of Indebtedness under these covenants, guarantees of, liens securing, or letters of credit that support, in each case, Indebtedness otherwise included in the determination of such particular amount of Indebtedness, shall not be included. In addition, the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

For the purposes of such covenants, as of December 31, 1997, the Operating Partnership had a percentage of Indebtedness to Total Assets of 34.3%, a percentage of Indebtedness subject to Encumbrances to Total Assets of 25.8% and a percentage of Total Unencumbered Assets to Unsecured Indebtedness of 400.9% and, for the year ended December 31, 1997, the Operating Partnership had a ratio of Consolidated Income Available for Debt Service to the Annual Service Charge of 4.0:1.

Provision of Financial Information. Whether or not the Operating Partnership is subject to Section 13 or 15(d) of the Exchange Act, the Operating Partnership will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 and 15(d) of the Exchange Act if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event
(x) within 15 days of each Required Filing Date if the Operating Partnership is not then subject to such Section 13 or 15(d) of the Exchange Act, (i) transmit by mail to all Holders of Notes, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections, and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

Waiver of Certain Covenants. The Operating Partnership may omit to comply with any term, provision or condition of the foregoing covenants, and with any other term, provision or condition with respect to the Notes (except any such term, provision or condition which could not be amended without the consent of all Holders of Notes), if before or after the time for such compliance the Holders of at least a majority in principal amount of all the outstanding Notes either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Operating Partnership and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

As used herein, and in the Indenture:

"Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, including (without duplication) Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person, whether by merger or otherwise, or the date the acquired Person becomes a Subsidiary.

"Annual Service Charge" for any period means the sum of Consolidated Interest Expense for such period of the Operating Partnership and its Subsidiaries and the amount of dividends which are payable in cash during such period in respect of any Disqualified Stock.

"Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.

"Common L.P. Units" means the common limited partner interests in the Operating Partnership.

"Common Stock of the Company" means, the common stock, par value $.01 per share, of the Company.

"Consolidated Income Available for Debt Service" for any period means Earnings from Operations of the Operating Partnership and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) Consolidated Interest Expense of the Operating Partnership and its Subsidiaries, (ii) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (iii) provisions for gains and losses on properties and property depreciation and amortization, (iv) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (v) amortization of deferred charges.

"Consolidated Interest Expense" for any period means, without duplication, all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on Indebtedness (including, without limitation, payment-in-kind, zero coupon and other like securities), but excluding legal fees, title insurance charges, and other out-of-pocket fees and expenses incurred in connection with the issuance of Indebtedness and the amortization of any such debt issuance costs that are capitalized, all determined on a consolidated basis in accordance with GAAP.

"Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the last Stated Maturity of then outstanding Notes. For purposes of this definition, it is expressly understood that the Common L.P. Units shall not constitute Disqualified Stock.

"Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, extraordinary items and property valuation losses, net as reflected in the financial statements of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

"Encumbrance" means any mortgage, lien, charge, pledge, encumbrance or security interest of any kind.

"GAAP" means generally accepted accounting principles in the United States as in effect on the date of this Prospectus Supplement, consistently applied.

"Indebtedness" of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership or any Subsidiary, whether or not contingent, in respect of (a) borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Encumbrance existing on property owned by the Operating Partnership or any Subsidiary, (b) indebtedness for borrowed money of a Person other than the Operating

Partnership or a Subsidiary which is secured by any Encumbrance existing on property owned by the Operating Partnership or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value of the property subject to such Encumbrance, (c) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, and all conditional sale obligations or obligations under any title retention agreement, (d) the principal amount of all obligations of the Operating Partnership or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (e) any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected on the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (a) through (c) above, that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Operating Partnership or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by the Operating Partnership or any Subsidiary whenever the Operating Partnership or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof). For purposes of this definition, Indebtedness (i) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence unless covered by any overdraft line and (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices; (ii) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be incurred or outstanding in an amount equal to the accreted value thereof at the date of determination determined in accordance with GAAP; and
(iii) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, stand-by letters of credit or similar obligations, incurred in the ordinary course of business and on ordinary business terms (to the extent the foregoing items are not drawn upon, or if drawn, such items are repaid within three Business Days).

"Non-Recourse Indebtedness" means Indebtedness with respect to which recourse is limited to (i) specific assets related to a particular Property or group of Properties subject to an Encumbrance securing such Indebtedness or (ii) any Subsidiary (provided that if a Subsidiary is a partnership, there is no recourse to the Operating Partnership as a general partner of such partnership); provided, however, that personal recourse of the Operating Partnership for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness.

"Property" means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned by such Person.

"Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or
(b) the outstanding equity or partnership interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

"Total Assets" as of any date means the sum of (i) $1,289,618,606 (which represents the product of (x) the sum of the number of shares of Common Stock of the Company outstanding on June 30, 1997 (19,815,057 shares) and the number of Common L.P. Units not held by the Company outstanding on June 30, 1997 (24,086,853 Common L.P. Units) and (y) $29.375 (the last reported sales price per share of the Common Stock of the Company on the New York Stock Exchange on June 30, 1997), (ii) $651,587,000 (which represents the principal amount of the outstanding consolidated debt of the Operating Partnership and its Subsidiaries on June 30, 1997), (iii) the purchase price or cost of any real estate assets or mortgages receivable acquired (including the value at the time of such acquisition, of any Common L.P. Units or shares of Common Stock of the Company issued in connection therewith) or the cost of any real estate assets developed after June 30, 1997 by the Operating Partnership or any Subsidiary, and (iv) cash and restricted cash on the Operating

Partnership's balance sheet; provided, however, that Total Assets shall be reduced by the amount of the proceeds of any real estate assets disposed of, or mortgages receivable written off as non-collectible, after June 30, 1997 by the Operating Partnership or any Subsidiary.

"Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money (excluding infrastructure assessment bonds (which totaled approximately $21.5 million as of December 31, 1997)) and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with GAAP (but excluding accounts receivable and intangibles).

"Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

"Unsecured Indebtedness" means Indebtedness which is not secured by any Encumbrance upon any of the Properties of the Operating Partnership or any Subsidiary.

EVENTS OF DEFAULT

The provisions of Article 4 of the Indenture relating to "Events of Default," which are described under "Description of the Debt Securities -- Events of Default" in the accompanying Prospectus, will apply to the Notes. In addition, the following shall constitute Events of Default with respect to the Notes: (a) default under any Indebtedness other than Non-Recourse Indebtedness of the Operating Partnership (or of any Subsidiary, the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after written notice to the Operating Partnership as provided in the Indenture and (b) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Operating Partnership or any Subsidiary in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days.

DEFEASANCE

The provisions of the Indenture relating to defeasance and covenant defeasance, which are described under "Description of the Debt Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus, apply to the Notes. Each of the covenants described under "Certain Covenants" herein will be subject to covenant defeasance.

BOOK-ENTRY NOTES

The Operating Partnership has established a depositary arrangement with DTC with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

Upon issuance, all Book-Entry Notes up to $200,000,000 aggregate principal amount bearing interest at the same rate or pursuant to the same formula and having the same date of issue, Interest Payment Dates, Stated Maturity Date, redemption provisions (if any), repayment provisions (if any) and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. No Global Security may be transferred except as a whole by a nominee of DTC to DTC or to another nominee of DTC, or by DTC or such nominee to a successor of DTC or a nominee of such successor.

So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, the Beneficial Owners (as defined below) of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of DTC and, if such Beneficial Owner is not a Participant (as defined below), on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

Unless otherwise specified in the applicable Pricing Supplement, each Global Security representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) DTC notifies the Operating Partnership that it is unwilling or unable to continue as depository for the Global Securities or DTC ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in each case, a successor depository is not appointed by the Operating Partnership within 90 days after the Operating Partnership receives such notice or becomes aware of such unwillingness, inability or ineligibility, (ii) the Operating Partnership in its sole discretion determines that the Global Securities shall be exchangeable for Certificated Notes or (iii) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Notes and Beneficial Owners representing a majority in aggregate principal amount of the Book-Entry Notes represented by Global Securities advise DTC to cease acting as depository. Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes, which names shall be provided by DTC's relevant Participants (as identified by DTC) to the Trustee.

The information below concerning DTC and DTC's system has been furnished by DTC, and the Operating Partnership takes no responsibility for the accuracy thereof.

DTC will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

Purchases of Book-Entry Notes under DTC's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on DTC's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the Direct Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial

Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Operating Partnership as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Principal, premium, if any, and/or interest payments on Global Securities representing the Book-Entry Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or the Operating Partnership, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest to DTC is the responsibility of the Operating Partnership or the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Operating Partnership, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on DTC's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on DTC's records.

DTC may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Operating Partnership or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

The Operating Partnership may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

GOVERNING LAW

The Notes will be governed by and construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEE

A member of the Board of Directors of the Company is Chairman, President and Chief Executive Officer of First Bank System, Inc., an affiliate of the Trustee. In addition, an affiliate of the Trustee is a lender under the Credit Facility.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material United States federal income and estate tax consequences of ownership and disposition of the Notes to an initial holder purchasing a Note at its "Issue Price," that is, the first price to the public at which a substantial amount of the Notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Code, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, including regulations (the "OID Regulations") concerning the treatment of debt instruments issued with original issue discount ("OID"), changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding Notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction, traders in securities that elect to mark to market, or persons who have ceased to be United States citizens or to be taxed as resident aliens. Prospective investors should consult their tax advisors with regard to the application of United States federal tax laws to their particular situations (including, for investors not purchasing at the Issue Price, "market discount" and "acquisition premium"), as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

"U.S. Holder" means an owner of a Note that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

"Non-U.S. Holder" means an owner of a Note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or
(iv) a foreign partnership one or more of the members of which is a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

U.S. HOLDERS

Payments of Interest. Interest paid on a Note will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for United States federal income tax purposes. Under the OID Regulations, all payments of interest on a Note that matures one year or less from its date of issuance will be included in the stated redemption price at maturity of the Notes and will be taxed in the manner described below under "Original Issue Discount Notes." Special rules governing the treatment of interest paid with respect to Original Issue Discount Notes, including certain Floating Rate Notes, are also described under "Original Issue Discount Notes."

Original Issue Discount Notes. A Note that has an Issue Price that is less than the Note's stated redemption price at maturity will generally be considered to have been issued at an original issue discount for United States federal income tax purposes (an "Original Issue Discount Note"). The stated redemption price at maturity of a Note will equal the sum of all payments required under the Note other than payments of "qualified stated interest". "Qualified stated interest" is stated interest unconditionally payable as a series of payments in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate of interest. In addition, stated interest on Floating Rate Notes providing for one or more qualified floating rates of interest, a single fixed rate and one or more qualified floating rates, an objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate will generally constitute qualified stated interest if such stated interest is unconditionally payable at least annually during the term of the Note at a rate that is considered to be a single qualified floating rate or a single objective rate under the following rules. If a Floating

Rate Note provides for two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. If interest on a debt instrument is stated at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate. Two or more rates will be conclusively presumed to meet the requirements of the preceding sentences if the values of the applicable rates on the issue date are within 1/4 of 1% of each other. Special tax considerations (including possible OID) may arise with respect to Floating Rate Notes providing for (i) one base rate followed by one or more base rates, (ii) a single fixed rate followed by a qualified floating rate or (iii) a Spread Multiplier. Prospective U.S. Holders of Floating Rate Notes with any of such features should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences will depend, in part, on the particular terms of the Note. Special rules may apply if a Floating Rate Note bears interest at an objective rate and it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. Special rules may also apply if a Floating Rate Note is subject to a Maximum Interest Rate, Minimum Interest Rate, governor or similar restriction that is not fixed throughout the term of the Note and is reasonably expected as of the issue date to cause the yield on the Note to be significantly less or more than the expected yield determined without the restriction.

The OID Regulations address, among other things, the accrual of OID on, and the character of gain realized on the sale, exchange or retirement of, debt instruments providing for contingent payments. Prospective U.S. Holders of Floating Rate Notes providing for contingent payments should refer to the discussion regarding taxation in the applicable Pricing Supplement and should consult their tax advisors regarding the federal income tax consequences of the ownership and disposition of such Notes.

If the difference between a Note's stated redemption price at maturity and its Issue Price is a de minimis amount, i.e., less than 1/4 of 1% of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the Note will not be considered to have OID. U.S. Holders of Notes with a de minimis amount of OID will generally include such OID in income, as capital gain, on a pro rata basis as principal payments are made on the Notes.

A U.S. Holder of Original Issue Discount Notes will be required to include any qualified stated interest payments in income in accordance with the U.S. Holder's method of accounting for federal income tax purposes. U.S. Holders of Original Issue Discount Notes that mature more than one year from their date of issuance will be required to include OID in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. Under this method, U.S. Holders of Original Issue Discount Notes generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

Under the OID Regulations, a Note that matures one year or less from its date of issuance will be treated as a "short-term Original Issue Discount Note." In general, a cash method U.S. Holder of a short-term Original Issue Discount Note is not required to accrue OID for United States federal income tax purposes unless it elects to do so. U.S. Holders who make such an election, U.S. Holders who report income for federal income tax purposes on the accrual method and certain other U.S. Holders, including banks and dealers in securities, are required to include OID in income on such short-term Original Issue Discount Notes as it accrues on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding. In the case of a U.S. Holder who is not required and does not elect to include OID in income currently, any gain realized on the sale, exchange or retirement of the short-term Original Issue Discount Note will be ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding), reduced by any interest received, through the date of sale, exchange or retirement. In addition, such Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term Original Issue Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

Under the OID Regulations, a U.S. Holder may make an election (the "Constant Yield Election") to include in gross income all interest that accrues on a Note (including stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compounding of interest.

The OID Regulations contain aggregation rules stating that, in certain circumstances, if more than one type of Note is issued as part of the same issuance of securities to a single holder, some or all of such Notes may be treated together as a single debt instrument with a single Issue Price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any OID. Unless otherwise provided in the applicable Pricing Supplement, the Operating Partnership does not expect to treat any of the Notes as being subject to the aggregation rules for purposes of computing OID.

Redemption or Repurchase. Certain of the Notes may be redeemed or repaid prior to maturity. Notes containing such a feature may be subject to rules that differ from the general rules discussed above. Purchasers of Notes with such a feature should review the applicable Pricing Supplement and consult their tax advisors with respect to such a feature since the tax consequences, with respect to OID for example, will depend in part on the particular terms and the particular features of the Note.

Sale, Exchange or Retirement. Upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between such Holder's adjusted tax basis in the Note and the amount realized (excluding any amounts attributable to unpaid interest accrued between interest payment dates, which will be includible in income as interest in accordance with the U.S. Holder's method of accounting) on the sale, exchange or retirement. A U.S. Holder's adjusted tax basis in a Note will generally equal the cost of the Note to such Holder, increased by the amounts of any OID previously includible in income by the U.S. Holder with respect to such Note and reduced by any principal payments received by the U.S. Holder, any amortizable bond premium used to offset qualified stated interest and certain other amortizable bond premium allowed as a deduction under the new regulations described below under "Amortizable Bond Premium" and, in the case of an Original Issue Discount Note, by the amounts of any other payments that do not constitute qualified stated interest (as defined above).

Gain or loss realized on the sale, exchange or retirement of a Note that is not a Floating Rate Note that provides for contingent payments will be capital gain or loss (except, in the case of a short-term Original Issue Discount Note, to the extent of any OID not previously included in the U.S. Holder's taxable income). See "Original Issue Discount Notes" above. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

Amortizable Bond Premium. If a U.S. Holder purchases a Note for an amount that is greater than the amount payable at maturity, the U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess, and may elect to amortize such premium over the remaining term of the Note, based on the U.S. Holder's yield to maturity with respect to the Note as determined under the bond premium rules. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in the U.S. Holder's income with respect to the Note in that accrual period. Under recently promulgated regulations, if the amortizable bond premium allocable to an accrual period exceeds the amount of qualified stated interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the U.S. Holder's prior interest inclusions on the Note; any excess is generally carried forward and allocable to the next accrual period. A Holder who elects to amortize bond premium must reduce his tax basis in the Note as described above under "Sale, Exchange or Retirement." An election to amortize bond premium applies to all taxable debt obligations held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired and may be revoked only with the consent of the IRS. The recent regulations provide limited automatic consent for a U.S. Holder to change its method of accounting for bond premium to the constant yield method if the change is made for the first taxable year for which the U.S. Holder must account for a bond under the recent regulations.

If a Holder makes a Constant Yield Election for a Note with amortizable bond premium, the Holder will be deemed to make the election described above to amortize bond premium for all of the Holder's appertaining debt instruments with amortizable bond premium, which may be revoked only with the permission of the IRS.

Backup Withholding and Information Reporting. Certain noncorporate U.S. Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest (including OID, if any) on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the holder (i) fails to furnish its Taxpayer Identification Number ("TIN"), which, for an individual, is his Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest or dividends or (iv), under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

NON-U.S. HOLDERS

Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

          (a) payments of principal, interest (including OID, if any) and premium on the Notes by the Operating Partnership or its paying agent to any Non-U.S. Holder will be exempt from the 30% United States federal withholding tax, provided that (i) such Holder does not own, actually or constructively, 10% or more of the capital or profits in the Operating Partnership entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Operating Partnership through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (ii) the statement requirement set forth in
     Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

          (b) a Non-U.S. Holder of a Note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such Note, unless (i) such Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or, generally, such individual has a "tax home" in the United States or
     (ii) such gain is effectively connected with the Holder's conduct of a trade or business in the United States; and

          (c) a Note held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States at the time of his death generally will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10% or more of the capital or profits in the Operating Partnership entitled to vote and, at the time of such individual's death, payments with respect to such Note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

The rules described in subparagraphs (a) and (c) above will not apply to contingent interest if the amount of such interest is contingent interest described in Section 871(h)(4) of the Code (generally, interest determined with reference to the profitability or similar indicia of financial performance of the Operating Partnership or a related person).

The certification requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of a Note certifies on IRS Form W-8, under penalties of perjury, that it is not a United States person and provides its name and address, and (i) such beneficial owner files such Form W-8 with the withholding agent or (ii), in the case of a Note held by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business holding the Note on behalf of the beneficial owner, such financial institution files with the withholding agent a statement that it has received the Form W-8 from the Holder and furnishes the withholding agent with a copy thereof. With respect to Notes held by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, for interest (including OID) and disposition proceeds paid with respect to a Note after December 31, 1999, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if interest (including OID) on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a U.S. Holder. See "-- U.S. Holders" above. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the withholding agent a properly executed IRS Form 4224 (or, after December 31, 1999, a Form W-8) to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its earnings and profits for the taxable year attributable to such effectively connected income, subject to certain adjustments.

Backup Withholding and Information Reporting. Backup withholding (described above under "-- U.S. Holders -- Backup Withholding and Information Reporting") will not apply to payments made on a Note if the certifications required by Sections 871(h) and 881(c) are received, provided that the Operating Partnership or its paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or (iv), in the case of payments made after December 31, 1999, a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

Non-U.S. Holders of Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

The Notes are being offered on a continuous basis for sale by the Operating Partnership to or through J.P. Morgan Securities Inc., Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated. The Agents, individually or in a syndicate, may purchase Notes, as principal, from the Operating Partnership from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent(s), or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. If agreed to by the Operating Partnership and an Agent, such Agent may also utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amounts thereof, unless otherwise specified in the applicable Pricing Supplement. The Operating Partnership will pay a commission to an Agent, ranging from .125% to .750% of the principal amount of each Note, depending upon its stated maturity, sold through such Agent. Commissions with respect to Notes with stated maturities in excess of 30 years from the date of issue that are sold through an Agent will be negotiated between the Operating Partnership and such Agent at the time of such sale.

Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. An Agent may sell Notes it has purchased from the Operating Partnership as principal to other dealers for resale to investors and other purchasers, and may allow all or any portion of the discount received in connection with such purchase from the Operating

Partnership to such dealers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed price basis), the concession and the discount may be changed.

The Operating Partnership has reserved the right to sell the Notes directly to investors, and may solicit and accept offers to purchase Notes directly from investors from time to time on its own behalf. No commission will be paid on Notes sold directly by the Operating Partnership. In certain instances, the Operating Partnership may offer Notes to or through additional agents named in the applicable Pricing Supplement.

The Operating Partnership reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether such offers are received directly by the Operating Partnership or through the Agents). Each Agent will have the right, in its discretion, reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it as an agent.

Payment of the purchase price of the Notes will be required to be made in immediately available funds in United States dollars in New York City on the date of settlement. See "Description of Notes -- General."

Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange, unless otherwise specified in the Pricing Supplement. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market making activity at any time.

The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Operating Partnership and the Company agree to indemnify the Agents against certain liabilities (including liabilities under the Securities Act), or to contribute to payments the Agents may be required to make in respect thereof. The Operating Partnership has agreed to reimburse the Agents for certain other expenses.

In the ordinary course of their respective businesses, the Agents and their affiliates have engaged in, and may in the future engage in, investment and commercial banking transactions with the Operating Partnership and certain of its affiliates. J.P. Morgan Securities Inc., one of the Agents, is syndication agent, and Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., is a lender, under the Credit Facility.

In connection with the purchase of Notes by one or more Agents, as principal, for resale at a fixed price, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Such transactions may consist of bids or purchases of Notes for the purpose of pegging, fixing or maintaining the price of the Notes. Specifically, the Agents may overallot in connection with such offering, creating a syndicate short position. In addition, the Agents may bid for and purchase the Notes in the open market to cover syndicate short positions or to stabilize, maintain or otherwise affect the price of the Notes. Finally, the syndicate may reclaim selling concessions allowed for distributing Notes in the offering, if the syndicate repurchases previously distributed Notes in the market to cover overallotments or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agents are not required to engage in any of these activities, and may end any of them at any time.

Concurrently with the offering of Notes described herein, the Operating Partnership may issue other Debt Securities described in the accompanying Prospectus.

                                    EXPERTS

The consolidated financial statements of the Operating Partnership appearing in the Operating Partnership's Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

The validity of the Notes will be passed upon for the Operating Partnership by Davis Polk & Wardwell, New York, New York. Certain legal matters relating to the offering of the Notes will be passed upon for the Agents by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Davis Polk & Wardwell and Skadden, Arps, Slate, Meagher & Flom, LLP will rely as to all matters of Maryland law on the opinion of Piper & Marbury L.L.P., Baltimore, Maryland. The opinions of Davis Polk & Wardwell and Skadden, Arps, Slate, Meagher & Flom LLP will be based upon, and subject to, certain assumptions as to future actions required to be taken in connection with the issuance and sale of the Notes and as to other events that may affect the validity of the Notes but that cannot be ascertained on the date of such opinions.

PROSPECTUS

$350,000,000

IRVINE APARTMENT COMMUNITIES, L.P.

Debt Securities
                            ------------------------

Irvine Apartment Communities, L.P. (the "Operating Partnership") may offer and issue from time to time senior, unsecured, non-convertible investment grade debt securities (the "Debt Securities"). The Debt Securities may be offered in one or more series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and to be set forth in a supplement or supplements to this Prospectus (a "Prospectus Supplement"). The aggregate offering price of the Debt Securities will not exceed $350,000,000.

Certain terms of any Debt Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement including, without limitation, the specific designation, aggregate principal amount, purchase price, maturity, interest rate (which may be fixed or variable) and time of payment of interest (if any), terms (if any) for the redemption thereof, listing (if any) on a securities exchange and any other specific terms of the Debt Securities.

                            ------------------------

SEE "RISK FACTORS" IN THE PROSPECTUS SUPPLEMENT FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE DEBT SECURITIES OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

The Debt Securities may be sold on a negotiated or competitive bid basis to or through underwriters or dealers designated from time to time or to other purchasers directly or through agents designated from time to time. Certain terms of the offering and sale of the Debt Securities, including, where applicable, the names of the underwriters, dealers or agents, if any, the purchase price of the Debt Securities and the proceeds to the Operating Partnership from such sale, and any applicable commissions, discounts and other items constituting compensation of such underwriters, dealers or agents, will also be set forth in the accompanying Prospectus Supplement.

                            ------------------------

                 The date of this Prospectus is July 28, 1997.

IN CONNECTION WITH AN OFFERING, CERTAIN PERSONS PARTICIPATING IN SUCH OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES. SPECIFICALLY, THE UNDERWRITERS FOR SUCH OFFERING MAY OVERALLOT IN CONNECTION WITH SUCH OFFERING, AND MAY BID FOR, AND PURCHASE, THE DEBT SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or any Prospectus Supplement, and, if given or made, such information or representation must not be relied upon as having been authorized by the Operating Partnership, by Irvine Apartment Communities, Inc., a Maryland corporation, the sole general partner of the Operating Partnership, or by any underwriter, agent or dealer. This Prospectus and any Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any of the Debt Securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus and any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that the information therein is correct as of any time subsequent to the date thereof.
                            ------------------------

                             AVAILABLE INFORMATION

The Operating Partnership and the sole general partner of the Operating Partnership, Irvine Apartment Communities, Inc. (the "Company"), are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company or the Operating Partnership with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange, Inc. (the "New York Stock Exchange") and the Pacific Stock Exchange, Inc. (the "Pacific Stock Exchange"). In addition, reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information set forth in such Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Operating Partnership and the Debt Securities. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents, which have been filed with the Commission, are hereby incorporated by reference:

          1. Registration Statement on Form 10 of the Operating Partnership dated May 15, 1997;

          2. Quarterly Report on Form 10-Q of the Operating Partnership for the quarter ended March 31, 1997;

          3. Current Report on Form 8-K of the Operating Partnership filed on July 15, 1997, as amended by the Current Report on Form 8-K/A of the Operating Partnership filed on July 23, 1997; and

          4. Current Report on Form 8-K of the Operating Partnership filed on July 16, 1997.

All documents filed by the Operating Partnership after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering of the Debt Securities offered hereby, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statements so modified or superseded shall be deemed to constitute a part of this Prospectus, except as so modified or superseded.

The Operating Partnership will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to such documents). Requests for such documents should be directed to Irvine Apartment Communities, L.P., 550 Newport Center Drive, Suite 300, Newport Beach, California 92660, Attention: Investor Relations (Telephone: (714) 720-5500).

                           THE OPERATING PARTNERSHIP

The Operating Partnership is engaged in the development and operation of multifamily rental apartment communities on the Irvine Ranch in Orange County, California and, beginning in 1997, in other locations in California. The Operating Partnership's management and operating decisions are under the unilateral control of Irvine Apartment Communities, Inc., a Maryland corporation (the "Company"), a self-administered equity real estate investment trust. The Operating Partnership and the Company were formed in December 1993 to continue and expand the apartment community business of The Irvine Company, a real estate and community development company. At March 31, 1997 the Company had a 45.1% general partnership interest in the Operating Partnership and was its sole managing general partner. At such date, the limited partners of the Operating Partnership had a 54.9% interest in the Operating Partnership, with The Irvine Company and certain of its affiliates owning a 54.7% limited partnership interest in the Operating Partnership.

At March 31, 1997, the Operating Partnership owned and operated 13,843 units in 53 apartment communities on the Irvine Ranch. Within its portfolio of properties stabilized for more than two years are 43 apartment communities. These properties had an average physical occupancy of 95.1% for the quarter ended March 31, 1997. Within its portfolio of properties stabilized for less than two years are 5 apartment communities. These properties had an average physical occupancy of 94.0% for the quarter ended March 31, 1997. The Company also had 1,295 units in 5 additional apartment communities under construction or lease-up, with 302 units completed at March 31, 1997 (together with completed communities, the "Properties"). Additionally, as described below, the Company recently acquired an apartment community development site located in Northern California's Silicon Valley and an apartment community in Northern San Diego County. All of the Properties, excluding these two sites, are located on the Irvine Ranch. Through July 2020, the Operating Partnership holds the exclusive right, but not the obligation, to acquire land from The Irvine Company for development of additional apartment communities on the Irvine Ranch. The developed portion of the Irvine Ranch, which borders approximately six miles of the Pacific Ocean, includes significant parts of the cities of Irvine, Newport Beach and Tustin. The Irvine Ranch has been developed over the past 30 years in accordance with an original master plan and is now one of the major commercial, industrial, retail and residential centers in Southern California.

The Operating Partnership has recently commenced an "off-Ranch" expansion program. In February 1997, the Operating Partnership acquired rights to purchase three apartment community development sites located in Northern California's Silicon Valley. The Operating Partnership has exercised its right with respect to one of these sites and began construction in May 1997. On June 30, 1997, the Operating Partnership purchased, for approximately $127 million in cash, The Villas of Renaissance, a 923-unit apartment community in La Jolla, California, just north of San Diego. The Operating Partnership's intent is to create new market positions in the Silicon Valley and Northern San Diego County, which possess strong rental demographics and economic growth prospects similar to those on the Irvine Ranch.

On June 27, 1997, the Operating Partnership entered into a new $250 million three-year unsecured revolving line of credit which replaced its former line of credit, due to expire in December 1997. The interest rate payable on outstanding borrowings and fees are lower under the new line of credit than under the prior facility. The Operating Partnership used borrowings under the new line of credit to finance the La Jolla acquisition referred to above and in the future intends to use the new line of credit for its ongoing rental property development program, for potential acquisitions, and for general working capital needs. The new line of credit is guaranteed by the Company.

The Operating Partnership is a Delaware limited partnership formed in 1993. The Operating Partnership's executive offices are located at 550 Newport Center Drive, Newport Beach, California 92660, telephone number: (714) 720-5500.

                                USE OF PROCEEDS

Unless otherwise set forth in the applicable Prospectus Supplement, proceeds from the sale of the Debt Securities will be used by the Operating Partnership for general corporate purposes, including the repayment of existing indebtedness, ongoing development activities and acquisitions of additional properties. Proceeds from the sale of Debt Securities initially may be temporarily invested in short-term securities.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth the consolidated ratios of earnings to fixed charges for the Operating Partnership.

                                              ---------------------------------------------------------
                                              QUARTER ENDED
                                                MARCH 31,               YEAR ENDED DECEMBER 31,
                                              --------------    ---------------------------------------
                                              1997     1996     1996     1995     1994     1993    1992
                                              -----    -----    -----    -----    -----    ----    ----
Ratio of Earnings to Fixed Charges..........  2.44x    1.86x    2.07x    1.44x    1.25x    .99x    .96x

For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net earnings before income taxes, extraordinary items and fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing costs.

Prior to completion of the Company's initial public offering in December 1993, the predecessor of the Company and the Operating Partnership operated in a highly leveraged manner. As a result, although the Company, the Operating Partnership and the predecessor have historically generated positive net cash flow, the financial statements of the predecessor show net losses for the periods prior to December 8, 1993. Consequently, the computations of the ratio of earnings to fixed charges for such periods indicate that earnings were inadequate to cover fixed charges by approximately $0.6 million and $2.2 million for the years ended December 31, 1993 and 1992, respectively.

                       DESCRIPTION OF THE DEBT SECURITIES

The following sets forth certain general terms and provisions of the indenture under which the Debt Securities are to be issued (the "Indenture"). The particular terms of the Debt Securities will be set forth in a Prospectus Supplement relating to such Debt Securities.

The Debt Securities will represent senior, unsecured, general obligations of the Operating Partnership, unless otherwise provided in the Prospectus Supplement. As indicated in the applicable Prospectus Supplement, the Debt Securities will be senior debt, senior to all future subordinated indebtedness of the Operating Partnership and pari passu with other current and future unsecured, unsubordinated indebtedness of the Operating Partnership. The Debt Securities will be issued under an indenture to be executed by the Operating Partnership and a trustee (the "Trustee"). The Indenture will be in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as are adopted from time to time (the "Indenture"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

The Indenture will not limit the amount of Debt Securities which may be issued thereunder. Reference is made to the Prospectus Supplement for the following terms of the Debt Securities offered pursuant thereto: (i) designation, aggregate principal amount, purchase price and denomination; (ii) the date of maturity; (iii) interest rate or rates (or method by which such rate will be determined), if any; (iv) the dates on which any such interest will be payable;
(v) the place or places where the principal of and interest, if any, on the Debt Securities will be payable; (vi) any redemption or sinking fund provisions;
(vii) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy; (viii) whether the Debt Securities will be issued in global form or bearer form or as uncertificated securities; (ix) any Events of Default in addition to or in lieu of those described herein and remedies therefor; (x) any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the Debt Securities; (xi) listing (if any) on a securities exchange; (xii) whether such Debt Securities will be certificated or in book-entry form; and (xiii) any other specific terms of the Debt Securities, including any additional events of default or covenants provided for with respect to the Debt Securities, and any terms which may be required by or advisable under United States laws or regulations.

Debt Securities may be presented for exchange or transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than

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

any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture.

Debt Securities will bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate, will be sold at a discount below its stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to any Debt Securities issued at par which is treated as having been issued at a discount for United States income tax purposes will be described in the relevant Prospectus Supplement.

Unless otherwise specified in a Prospectus Supplement, the Indenture will not contain any covenant or other specific provision affording protection to Holders of the Debt Securities in the event of a highly leveraged transaction or a change in control of the Operating Partnership or the Company, except to the limited extent described under "Consolidation, Merger and Sale of Assets."

MODIFICATION AND WAIVER

The Indenture will provide that modifications and amendments thereto may be made by the Operating Partnership and the Trustee, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities issued under the Indenture which are affected by the modification or amendment voting as one class; provided that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, among other things: (a) extend the final maturity of such Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or reduce the amount of the principal of Debt Securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or extend the time or reduce the amount of any payment to any sinking fund or analogous obligation relating to such Debt Securities, or impair or affect the right of any Holder of Debt Securities to institute suit for the payment thereof or, if such Debt Securities provide therefor, any right of repayment at the option of the Holder, (b) reduce the aforesaid percentage of such Debt Securities of any series, the consent of the Holders of which is required for any such supplemental indenture, or (c) reduce the percentage of such Debt Securities of any series necessary to consent to waive any past default under the Indenture to less than a majority, or (d) modify any of the provisions of the sections of the Indenture relating to supplemental indentures with the consent of the Holders, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each Holder affected thereby, provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to "the Trustee" and concomitant changes in such section or the deletion of this proviso. (Indenture sec. 7.02)

The Indenture will provide that a supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of the Holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities of any other series. (Indenture sec. 7.02)

The Indenture will provide that modifications and amendments of the Indenture may be made by the Operating Partnership and the Trustee, without the consent of the Holders of any series of Debt Securities issued thereunder: (1) to secure any Debt Securities issued thereunder; (2) to evidence the succession of another entity to the Operating Partnership and the assumption by any such successor of the covenants, agreements and obligations of the Operating Partnership, in the Indenture and in the Debt Securities issued thereunder; (3) to add to the covenants, restrictions, conditions or provisions for the protection of the Holders of the Operating Partnership or to add any additional events of default;
(4) to cure any ambiguity, to correct or supplement any provision in the Indenture that may be inconsistent with any other provision of the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of any series of Debt Securities issued thereunder in any material respect; (5) to establish the form and terms of Debt Securities issued thereunder; (6) to evidence and provide for a successor trustee under the Indenture with respect to one or more series of Debt Securities issued thereunder or to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee; (7) to permit or facilitate the issuance of Debt Securities in global form or bearer form or to

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

provide for uncertificated Debt Securities to be issued thereunder; (8) to change or eliminate any provision of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior to the execution of such supplemental indenture which are entitled to the benefit of such provision; or
(9) to amend or supplement any provision contained in the Indenture, which was required to be contained in the Indenture in order for the Indenture to be qualified under the Trust Indenture Act of 1939, if the Trust Indenture Act of 1939 or regulations thereunder change what is so required to be included in qualified indentures, in any manner not inconsistent with what then may be required for such qualification. (Indenture sec. 7.01)

EVENTS OF DEFAULT

The following will be events of default under the Indenture with respect to each series of Debt Securities issued thereunder: (a) failure to pay principal (or premium, if any) on such series of the Debt Securities outstanding under the Indenture when due; (b) failure to pay any interest on such series of the Debt Securities outstanding under the Indenture when due, continued for 30 days; (c) default in the payment, if any, of any sinking fund installment when due, payable by the terms of such series of Debt Securities; (d) failure to perform any other covenant or warranty of the Operating Partnership contained in the Indenture or such Debt Securities continued for 60 days after written notice specifying such default or breach; (e) certain events of bankruptcy, insolvency or reorganization of the Operating Partnership; and (f) any other event of default provided in the supplemental indenture or resolution of the Board of Directors under which such Debt Securities are issued. In case an event of default described in (a), (b) or (c) above shall occur and be continuing with respect to any series of the Debt Securities, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of such series and the interest accrued thereon to be due and payable immediately. In case an event of default described in (d) or (f) above shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of all Debt Securities of each affected series then outstanding under the Indenture (treated as one class) may declare the principal (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of all Debt Securities of all such series to be due and payable. If an event of default described in (e) above shall occur and be continuing then the principal amount (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of all the Debt Securities outstanding shall be and become due and payable immediately, without notice or other action by any Holder or the Trustee, to the full extent permitted by law. Any event of default with respect to particular series of Debt Securities under the Indenture may be waived by the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series (voting as a class), except in each case a failure to pay principal of or premium, if any, or interest on such Debt Securities or a default in respect of a covenant or provision which cannot be modified or amended without the consent of each Holder affected thereby. (Indenture sec.sec. 4.01, 4.10)

The Indenture will provide that the Trustee may withhold notice to the Holders of any default with respect to any series of Debt Securities (except in payment of principal of or interest or premium on, or sinking fund payment in respect of, the Debt Securities) if the Trustee considers it in the interest of Holders to do so. (Indenture sec. 4.11)

The Operating Partnership will be required to furnish to the Trustee annually a statement as to its compliance with all conditions and covenants in the Indenture. (Indenture sec. 3.05)

The Indenture will contain a provision entitling the Trustee to be indemnified by the Holders before proceeding to exercise any trust or power under the Indenture at the request of such Holders (Indenture sec. 5.02). The Indenture will provide that the Holders of a majority in aggregate principal amount of the then outstanding Debt Securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or of exercising any trust or power conferred upon the Trustee with respect to the Debt Securities of such series, provided, however, that the Trustee may decline to follow any such direction if, among other reasons, the Trustee, determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the Trustee in personal liability or would be unduly prejudicial to the Holders of the Debt Securities of such series not joining in such direction (Indenture sec. 4.09). The right of a Holder to institute a proceeding with respect to the Indenture will be subject to certain conditions precedent including, without limitation, that the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding under the Indenture make a written request upon the Trustee to exercise its powers under the Indenture, indemnify the Trustee and afford the Trustee reasonable opportunity to act, but the Holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the Debt Securities and to institute suit for the enforcement thereof (Indenture
sec.sec. 4.06, 4.07).
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

CONSOLIDATION, MERGER AND SALE OF ASSETS

The Indenture will provide that the Operating Partnership may not consolidate with, merge into or sell, convey or lease all or substantially all of its assets to any Person unless the Operating Partnership is the surviving entity or the successor Person is an entity organized under the laws of any domestic jurisdiction and assumes the Operating Partnership's obligations on the Debt Securities issued thereunder, and under the Indenture, and after giving effect thereto no event of default, and no event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing, and that certain other conditions are met. (Indenture sec.sec. 8.01, 8.02)

NO CONVERSION RIGHTS

The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

The Indenture will provide with respect to each series of Debt Securities issued thereunder that the Operating Partnership may terminate its obligations under such Debt Securities of a series and the Indenture with respect to Debt Securities of such series if: (i) all Debt Securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the Trustee for cancellation and the Operating Partnership has paid all sums payable by it under the Indenture; or (ii) (A) the Debt Securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) the Operating Partnership irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the Holders of such Debt Securities, for that purpose, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee), without consideration of any reinvestment, to pay principal of and interest on the Debt Securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under the Indenture, and (C) the Operating Partnership delivers to the Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture with respect to the Debt Securities of such series have been complied with. With respect to the foregoing clause (i), only the Operating Partnership's obligations to compensate and indemnify the Trustee under the Indenture shall survive. With respect to the foregoing clause (ii) only the Operating Partnership's obligations to execute and deliver Debt Securities of such series for authentication, to maintain an office or agency in respect of the Debt Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Debt Securities of such series, to deliver Debt Securities of such series for replacement or to be canceled, to compensate and indemnify the Trustee and to appoint a successor trustee, and its right to recover excess money held by the Trustee shall survive until such Debt Securities are no longer outstanding. Thereafter, only the Operating Partnership's obligations to compensate and indemnify the Trustee, and its right to recover excess money held by the Trustee shall survive. (Indenture sec. 9.01)

The Indenture will provide that the Operating Partnership (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the Debt Securities issued thereunder of any series, and the provisions of the Indenture will, except as noted below, no longer be in effect with respect to the Debt Securities of such series ("legal defeasance") and (ii) may omit to comply with any term, provision, covenant or condition of the Indenture, and such omission shall be deemed not to be an Event of Default under clause (d) of the first paragraph of "-- Events of Default" with respect to the outstanding Debt Securities of such series ("covenant defeasance"); provided that the following conditions shall have been satisfied: (A) the Operating Partnership has irrevocably deposited in trust with the Trustee as trust funds solely for the benefit of the Holders of the Debt Securities of such series, for payment of the principal of and interest of the Debt Securities of such series, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, to pay and discharge the principal of and accrued interest on the outstanding Debt Securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be; (B) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture
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

or any other material agreement or instrument to which the Operating Partnership is a party or by which it is bound; (C) no default with respect to such Debt Securities of such series shall have occurred and be continuing on the date of such deposit; (D) the Operating Partnership shall have delivered to the Trustee an opinion of counsel that (1) the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of the Operating Partnership's exercise of its option under this provision of the Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (2) the Holders of the Debt Securities of such series have a valid perfected first security interest in the trust funds subject to no prior liens under the Uniform Commercial Code, and (E) the Operating Partnership has delivered to the Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (D)(1) above may be replaced by a ruling directed to the Trustee received from the Internal Revenue Service to the same effect. Subsequent to a legal defeasance under clause (i) above, the Operating Partnership's obligations to execute and deliver Debt Securities of such series for authentication, to maintain an office or agency in respect of the Debt Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Debt Securities of such series, to deliver Debt Securities of such series for replacement or to be canceled, to compensate and indemnify the Trustee and to appoint a successor trustee, and its right to recover excess money held by the Trustee shall survive until such Debt Securities are no longer outstanding. After such Debt Securities are no longer outstanding, in the case of legal defeasance under clause (i) above, only the Operating Partnership's obligations to compensate and indemnify the Trustee and its right to recover excess money held by the Trustee shall survive. (Indenture sec.sec. 9.02 and 9.03)

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS OR DIRECTORS

No recourse under or upon any obligation, covenant or agreement contained in the Indenture, or in any Debt Security, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such or against any past, present or future stockholder, officer or director, as such, of the Operating Partnership or the Company or of any successor, either directly or through the Operating Partnership or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liabilities being expressly waived and released by the acceptance of the Debt Securities by the holders thereof and as part of the consideration for the issue of the Debt Securities. (Indenture sec.sec. 10.01)

APPLICABLE LAW

The Indenture will provide that the Debt Securities and the Indenture will be governed by and construed in accordance with the laws of the State of New York. (Indenture sec. 10.08)

                              PLAN OF DISTRIBUTION

The Debt Securities may be sold (i) through agents, (ii) through underwriters,
(iii) through dealers or (iv) directly to purchasers (through a specific bidding or auction process or otherwise). The distribution of Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

Offers to purchase the Debt Securities may be solicited by agents designated by the Operating Partnership from time to time. Any such agent involved in the offer or sale of the Debt Securities will be named, and any commissions payable by the Operating Partnership to such agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Debt Securities so offered and sold.

If an underwriter or underwriters are utilized in the sale of Debt Securities, the Operating Partnership will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the

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

transactions, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities.

If a dealer is utilized in the sale of the Debt Securities, the Operating Partnership will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

Offers to purchase the Debt Securities may be solicited directly by the Operating Partnership and sales thereof may be made by the Operating Partnership directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating thereto.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with the Operating Partnership to indemnification by the Operating Partnership against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for the Operating Partnership in the ordinary course of business.

If so indicated in the Prospectus Supplement, the Operating Partnership will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Operating Partnership at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Such Contracts will be subject to only those conditions set forth in the Prospectus Supplement. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by the Operating Partnership.

In connection with an offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debt Securities or other securities of the Operating Partnership or the Company. Specifically, the Underwriters may overallot such offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, the Debt Securities in the open market to cover syndicate shorts or to stabilize the price of the Debt Securities. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Debt Securities in such offering, if the syndicate repurchases previously distributed Debt Securities in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debt Securities above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                    EXPERTS

The consolidated financial statements of the Operating Partnership included in the Registration Statement on Form 10 of the Operating Partnership have been audited by Ernst & Young LLP, independent auditors, as stated in their report dated January 31, 1997 and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

The statement of revenues and certain operating expenses of Renaissance Villas for the year ended December 31, 1996 incorporated in this Prospectus by reference from the Operating Partnership's Current Report on Form 8-K/A dated July 22, 1997 has been audited by Deloitte & Touche LLP, independent accountants, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent auditors will be incorporated herein by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

                                 LEGAL MATTERS

The validity of the Debt Securities offered hereby will be passed upon for the Operating Partnership by Davis Polk & Wardwell, New York, New York. Davis Polk & Wardwell will rely as to matters of Maryland law on Piper & Marbury L.L.P., Baltimore, Maryland.

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